Exhibits 5.1 and 8.1
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                        SIDLEY AUSTIN BROWN & WOOD LLP
                            One World Trade Center
                           New York, New York 10048
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599

                                                              August 30, 2001



CWMBS, Inc.
4500 Park Granada
Calabasas, California  91302



           Re:  CWMBS, Inc.
                CWMBS Mortgage Pass-Through Trust 2001-19
                Mortgage Pass-Through Certificates,
                Series 2001-19
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Ladies and Gentlemen:

     We have acted as special counsel for CWMBS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Mortgage Pass-Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of August 1, 2001 (the "Pooling and Servicing Agreement"), among the Company, as depositor, Countrywide Home Loans, Inc., as seller and as a servicer ("CHL"), The Bank of New York as trustee (the "Trustee), Fifth Third Mortgage Company, as transferor (the "Transferor"), and Fifth Third Bank, as a servicer ("FTB").

     The Certificates will represent the entire beneficial ownership interest in CWMBS Mortgage Pass-Through Trust 2001-19 (the "Trust Fund"). The assets of the Trust Fund will consist primarily of a pool of conventional fixed-rate mortgage loans (the "Mortgage Loans") secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

     We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

     Based upon the foregoing, we are of the opinion that:




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1.   The Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Company and CHL and assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid, legal and binding agreement of the Company and CHL, enforceable against the Company and CHL in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

2. Assuming that the Certificates have been duly executed and countersigned by the Trustee in the manner contemplated in the Pooling and Servicing Agreement, when delivered and paid for, the Certificates will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement.

3. The Trust Fund as described in the Prospectus Supplement and the Pooling and Servicing Agreement will qualify as a "real estate mortgage investment conduit" ("REMIC") within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), assuming: (i) an election is made to treat the Trust Fund as a REMIC, (ii) compliance with the Pooling and Servicing Agreement and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder.

     The opinion set forth in paragraph 3 is based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes August be retroactive in application and could modify the legal conclusions upon which such opinions are based. Such opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of such transactions on Countrywide Home Loans, Inc. or any member of Countrywide Home Loans, Inc.'s consolidated tax group.

     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof.

                                      Very truly yours,

                                      /s/ SIDLEY AUSTIN BROWN & WOOD LLP
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                                           SIDLEY AUSTIN BROWN & WOOD LLP



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